EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated March 15, 2007, with respect to the consolidated balance sheets of Prairie Packaging, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, in the Registration Statement on Form S-3 of Pactiv Corporation and the related Prospectus for the registration of its debt securities and to the reference to our firm under the heading “Experts” contained therein.
/s/ KPMG LLP
Chicago, Illinois
June 19, 2007